                                                                     EXHIBIT 5.1



          [Michael J. Halloran of BankAmerica Corporation Letterhead]



Members of the Board of Directors                   December 16, 1994
BankAmerica Corporation
Bank of America Center
555 California Street
San Francisco, CA  94104


Dear Board Members:

        I am Executive Vice President and General Counsel of BankAmerica Corporation ("BAC") and in that capacity I have acted as counsel for BAC in connection with the issuance of shares of its common stock, par value $1.5625 (the "Common Stock"), to be issued in connection with the proposed merger of AH Acquisition Corp., a wholly-owned, indirect subsidiary of BAC, with and into Arbor National Holdings, Inc., as described in the Registration Statement on Form S-4 (the "Registration Statement") and the Proxy Statement/Prospectus included therein to be filed by BAC with the Securities and Exchange Commission. The proposed merger will be consummated pursuant to an Agreement and Plan of Merger dated as of September 23, 1994 among BAC, Bank of America, FSB, AH Acquisition Corp. and Arbor National Holdings, Inc., as amended (as so amended, the "Merger Agreement"). All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement.

        I have examined or caused to be examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. I have assumed for purposes of this opinion that, prior to any exercise by BAC of its right to increase the Exchange Ratio in circumstances where the Average Closing Price of BAC Common Stock is less than $37.00 per share, as provided in Section 9.1(g) of the Merger Agreement, all required approvals of BAC's board of directors or any duly authorized committee of the board of directors shall have been received. On the basis of such examination, it is my opinion that the Common Stock, when issued in the manner contemplated by the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

        I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement, and consent to the reference to this opinion under the heading "Legal Matters" in said Registration Statement and in the Proxy Statement/Prospectus included therein.

                                             Sincerely,


                                             /s/ MICHAEL J. HALLORAN

                                             Michael J. Halloran
                                             Executive Vice President
                                               and General Counsel